ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20140416825-93
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/06/2014 12:50 PM
	Entity Number E0701642007-5

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Livewire Ergogenics, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF SERIES D PREFERRED STOCK Of Livewire Ergogenics, Inc. (full description of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series D Preferred Stock continued on Attachment A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT A

CERTIFICATE OF DESIGNATION
OF
SERIES D PREFERRED STOCK
Of
Livewire Ergogenics, Inc.

LiveWire Ergogenics, Inc., a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada (the "Corporation"),

DOES HEREBY CERTIFY:

THAT, pursuant to the authority conferred upon the board of directors by the Certificate of Incorporation (as amended) of this Corporation and NRS 78.1955; the board of directors has duly adopted the following resolution:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the board of directors of this Corporation by the provisions of its Certificate of Incorporation, the board of directors hereby creates a series of Preferred Stock to consist of 2,000,000 of the 10,000,000 shares of Preferred Stock, $.0001 par value per share, which this Corporation now has authority to issue, and hereby does issue to Medical Marijuana, Inc. such shares, and the board of directors hereby fixes the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of this Corporation which are applicable to Preferred Stock of all series) as follows:

1. Designation. The distinctive designation of such series shall be the Series D Preferred Stock (the "Series D Preferred Stock").

2. Number of Shares. The number of shares, which shall constitute such series, shall be 2,000,000 shares, which number may not be increased or decreased without the prior written consent of a majority of the outstanding Series D Preferred Stock.

3. Dividends.

(a) The Corporation shall not be required to pay any dividend on the Series D Preferred Stock.

4. Liquidation Rights. Series D Preferred Stock shall be preferred as to assets over Junior Stock so that, in the event of the voluntary or involuntary liquidation, dissolution or winding up of this Corporation, the holder(s) of Series D Preferred Stock shall be entitled to have set apart or to be paid out of assets of this Corporation, an amount in cash equal to, but in no event more than, $1.00 per share. If, upon such liquidation, dissolution or winding up of this Corporation, the assets of this Corporation

available for distribution to the holders of its capital stock shall be insufficient to permit the distribution in full of the amounts receivable by the holder(s) of Series D Preferred Stock, then all such remaining assets of this Corporation shall be distributed to the holder(s) of the Series D Preferred Stock. Neither the consolidation nor merger of this corporation shall be deemed to be a liquidation, dissolution or winding up of this corporation for purposes of this Section 4.

5. Voting Rights. Except as otherwise provided by law or the Certificate of Incorporation, each share of the Series D Preferred Stock shall be entitled to cast a vote for all matters that are presented to the Corporation's shareholders for a vote, whether by shareholder meeting (annual or special) or by written consent, equal to one (1) vote for each share of common stock that the Series D Preferred Stock is convertible into as of the time of the vote.

6. Conversion Rights. The Series D Preferred Stock shall be entitled to convert at any time at the sole option of the holder, into fully paid and non-assessable Common Stock of the Corporation upon the terms and conditions of this section;

(a) For the purposes of this Section 6, each share of Series D Preferred Stock shall be convertible into ten (10) shares of the Corporation's Common Stock.

(b) In case at any time the Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification, recapitalization, reduction of capital stock, whether referred to as a "reverse split" or otherwise, or other corporate action of similar or different kind, then the amount of common shares that the Series D Preferred shall be convertible into shall be proportionately decreased.

(c) In case at any time any Common Stock shall be issued, or be deemed to have been issued, as a dividend on outstanding Common Stock or shall be issued upon subdivision, reclassification, recapitalization, whether referred to as a "stock split" or otherwise, the amount of common shares that the Series D Preferred shall be convertible into shall be proportionately increased.

(d) Any conversion of Series D Preferred Stock into Common Stock shall be made by the surrender to the Corporation of the certificate or certificates representing the Series D Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), together with a written request for conversion.

(e) All Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the rights, if any, to receive notices and to vote, shall forthwith cease except only the rights of the holders thereof to receive Common Stock in exchange therefor. Any Series D Preferred Stock so converted shall be permanently retired, shall no longer be deemed outstanding and shall not be reissued.

7. Definitions. For the purposes of this resolution, the following terms shall have the meanings indicated.

(a) The term "Preferred Stock" means the class of 10,000,000 shares of Preferred stock, par value $.0001 per share, authorized for issuance by the Certificate of Incorporation of this Corporation.

(b) The term "Junior Stock" means (i) Common Stock, and (ii) all those series of Preferred Stock issued after the date of this Certificate of Designation of the Series D Preferred Stock.

8. General.

(a) The section headings contained in this resolution are for reference purposes only and shall not affect in any way the meaning of this resolution.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed as of the 4th day of June 2014, by an officer thereunto duly authorized.

Livewire Ergogenics, Inc.

By: ______________________
Bill Hodson, CEO